Exhibit 99.1

Antigenics Regains NASDAQ Compliance

NEW YORK--(BUSINESS WIRE)--April 30, 2009--Antigenics Inc. (NASDAQ: AGEN) today announced that on April 28, 2009 it received notification from The NASDAQ Stock Market indicating that Antigenics has fully complied with the decision of a NASDAQ Listing Qualifications Panel (the “Panel”), previously received on March 25, 2009, in which the Panel determined to continue the company’s listing on NASDAQ provided the company demonstrate compliance with all applicable listing standards by June 22, 2009. The company successfully satisfied this condition and this matter is now closed.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

CONTACT:
Antigenics Inc.
Media:
Sunny Uberoi, 212-994-8206 or 917-443-3325
or
Investors:
Robert Anstey, 800-962-2436